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EXHIBIT 99.1



NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS
2006 YEAR END AND FOURTH QUARTER RESULTS


         Naugatuck, CT, January 23, 2007. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ Global Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $150,000 for the quarter ended December 31, 2006 versus net income of $546,000 for the quarter ended December 31, 2005. In addition, for the year ended December 31, 2006, the Company reported net income of $1.4 million compared to net income of $1.9 million for the year ended December 31, 2005. Earnings per share for the quarter and year ended December 31, 2006 was $.02 and $.20 respectively. Earnings per share for the quarter and year ended December 31, 2005 was $.07 and $.26 respectively.

         John C. Roman, President and CEO commented: "The costs of opening three new branch offices along with the challenging interest rate environment experienced during the year adversely affected 2006 operating results. Management and the board continue to be committed to the pursuit of initiatives that will balance long-term growth and income considerations in order to optimize shareholder value."

         Net interest income for the quarter ended December 31, 2006 totaled $2.80 million compared to $2.88 million for the quarter ended December 31, 2005. For the twelve month period ended December 31, 2006, net interest income totaled $11.40 million compared to $10.97 million for the twelve months ended December 31, 2005, an increase of $433,000 or 3.9%. Although net interest income in the three month period was relatively flat, the company experienced an increase in the average balances of interest earning assets of 19.0%. The increase in net interest income in the twelve month period was the result of an increase in the average balances of interest earning assets of 23.6%, combined with an increase in the average rate earned on these assets of 31 basis points over the 2005 rates. The increase in interest earning assets for the three month and twelve month periods is attributed primarily to an increase in the loan and investment portfolios. The average balances in the loan portfolio increased by 20.3% in the three month period and increased by 23.0% in the twelve month period. The average balance of investments increased by 11.0% and 26.6% over the same periods. The increases in interest income were offset by increases in interest expense in both periods. Interest expense increased by 70.7% in the three month period and by 89.2% in the twelve month period, due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings.

         Non interest income was $502,000 for the quarter ended December 31, 2006 compared to $425,000 for the quarter ended December 31, 2005, an increase of 18.1%. The increase was caused primarily by a $72,000 or 24.4% increase in fees for services and a $4,000 or 22.2% increase in fees from investment advisory services. Non interest income was $1.9 million for the twelve months ended December 31, 2006 compared to $1.5 million for the period ended December 31, 2005. The twelve month period includes increases in fees for services of 45.1%, an increase in income from investments in Bank Owned Life Insurance of 39.4%, partially offset by decreases in income from investment advisory services of 41.3% and decreases in gains on the sale of investments of 87.2%.


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         Non interest expense was $ 3.0 million for the quarter ended December
31, 2006 compared to $2.6 million for the quarter ended December 31, 2005. The increase was primarily the result of an increase of $260,000 in compensation costs and an increase of $101,000 in office occupancy expenses over the 2005 period. Non interest expense was $11.5 million for the year ended December 31, 2006 compared to $10.1 million for the year ended December 31, 2005. This increase was primarily due to an increase of $1.0 million in compensation costs, an increase of $219,000 in office occupancy expenses and an increase of $149,000 in advertising expenditures. Compensation costs in the twelve month period of 2006 include a full year of expenses related to the awards made under the equity incentive plan previously approved by shareholders, while the 2005 period included only five months of these expenses. The balance of the increase in compensation costs along with the increases in occupancy expenses and advertising expenditures can be attributed to the opening of three new branch offices in 2006.

          Total assets were $413.7 million at December 31, 2006 compared at $355.3 million at December 31, 2005, an increase of $58.4 million or 16.4%. Total liabilities were $362.6 million at December 31, 2006 compared to $304.4 million at December 31, 2005. Deposits at December 31, 2006 were $289.2 million, an increase of $48.4 million or 20.1% over December 31, 2005. Deposits increased primarily due to the three new branches. Advances from the Federal Home Loan Bank of Boston increased from $57.1 million at December 31, 2005 to $68.5 million at December 31, 2006. These deposits and borrowings were used to fund growth in investments and loans.

         Total capital was $51.08 million at December 31, 2006 compared to $50.96 million at December 31, 2005, due to net income of $1.4 million for the twelve month period, stock repurchases of $1.5 million, year-to-date dividends of $617,000 paid to stockholders, a net decrease to the unrealized loss on available for sale securities of $125,000, $433,000 in capital adjustments related to the Company's 2005 Equity Incentive Plan and $221,000 in capital adjustments related to the release of 19,889 shares of the Company's Employee Stock Ownership Plan. At December 31, 2006, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

         Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

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

                              SELECTED FINANCIAL CONDITION DATA
---------------------------------------------------------------------------------------------
                                                           DECEMBER 31,       DECEMBER 31,
                                                               2006               2005
--------------------------------------------------------------------------  -----------------
                                                                    (UNAUDITED)
                                                                  (in thousands)
ASSETS
Cash and due from depository institutions                  $        7,911    $         8,922
Investment in federal funds                                            31                 29
Investment securities                                              70,267             63,049
Loans receivable, net                                             308,376            259,427
Deferred income taxes                                               1,375              1,331
Other assets                                                       25,736             22,588
                                                          ----------------  -----------------

          TOTAL ASSETS                                     $      413,696    $       355,346
                                                          ================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits                                                 $      289,198    $       240,846
  Advances from Federal Home Loan Bank of Boston                   68,488             57,059
  Other liabilities                                                 4,926              6,477
                                                          ----------------  -----------------

          TOTAL LIABILITIES                                       362,612            304,382
                                                          ----------------  -----------------

Total stockholders' equity                                         51,084             50,964
                                                          ----------------  -----------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $      413,696    $       355,346
                                                          ================  =================


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
                                        SELECTED OPERATIONS DATA
---------------------------------------------------------------------------------------------------------
                                                       FOR THE YEAR ENDED          THREE MONTHS ENDED
                                                           DECEMBER 31,               DECEMBER 31,
                                                     ------------------------   -------------------------
                                                        2006         2005          2006          2005
                                                     -----------  -----------   -----------   -----------
                                                                         (UNAUDITED)
                                                                   (Dollars in thousands)
Total interest income                                $   20,750   $   15,908    $    5,645    $    4,545
Total interest expense                                    9,350        4,941         2,849         1,669
                                                     -----------  -----------   -----------   -----------
          Net interest income                            11,400       10,967         2,796         2,876
                                                     -----------  -----------   -----------   -----------

Provision for loan losses                                   192           32            62             -
                                                     -----------  -----------   -----------   -----------

Net interest income after provision for loan losses      11,208       10,935         2,734         2,876
                                                     -----------  -----------   -----------   -----------

Noninterest income                                        1,948        1,517           502           425
Noninterest expense                                      11,504       10,097         3,032         2,604
                                                     -----------  -----------   -----------   -----------
Income before provision
     for income taxes                                     1,652        2,355           204           697
Provision for income taxes                                  204          450            54           151
                                                     -----------  -----------   -----------   -----------

          Net Income                                 $    1,448   $    1,905    $      150    $      546
                                                     ===========  ===========   ===========   ===========

Earnings per common share - basic and diluted        $     0.20   $     0.26    $     0.02    $     0.07
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
                                        SELECTED FINANCIAL RATIOS
---------------------------------------------------------------------------------------------------------
                                                    For the Three Months             For the year
SELECTED PERFORMANCE RATIOS: (1)                     Ended December 31,           Ended December 31,
                                           ----------------------------------  --------------------------
                                               2006                2005             2006         2005
                                           ------------        --------------  -------------  -----------
Return on average assets                        0.15%              0.64%           0.38%          0.62%
Return on average equity                        1.16               4.26            2.79           3.66
Interest rate spread                            2.79               3.45            3.07           3.68
Net interest margin                             2.98               3.64            3.26           3.87
Efficiency ratio (2)                           91.69              78.64           85.93          80.61
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
ASSET QUALITY RATIOS:                                                      AT DECEMBER 31,
                                                              --------------------------------------
                                                                    2006                2005
                                                              -----------------   ------------------
                                                                      (DOLLARS IN THOUSANDS)
Allowance for loan losses                                        $   2,071            $  1,878
Allowance for loan losses as a percent of total loans                 0.67%               0.72%
Allowance for loan losses as a percent of
   nonperforming loans                                              103.03              638.78
Net charge-offs to average loans
   outstanding during the period                                         -                   -
Nonperforming loans                                              $   2,010            $    294
Nonperforming loans as a percent of total loans                       0.65                0.11
Nonperforming assets                                             $   2,010            $    341
Nonperforming assets as a percent of total assets                     0.49                0.10
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
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.


Contact:  Naugatuck Valley Financial Corporation
          John C. Roman or Lee R. Schlesinger
          1-203-720-5000